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                                                                     Exhibit 5.1

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110


December 20, 2001

Essential Therapeutics, Inc.
1365 Main Street
Waltham, MA  02451

Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to Essential Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 25,188,020 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share, to be offered by certain stockholders of the Company pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on November 21, 2001.

     The Shares (i) have been issued in exchange for shares of The Althexis Company, Inc. common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 27, 2001, by and among the Company, Althexis and California MP Acquisition, Inc. (the "Merger Shares"), or (ii) are to be issued upon conversion of shares of the Company's Series B convertible redeemable preferred stock, $0.001 par value per share, pursuant to the terms of the preferred stock (the "Conversion Shares").

     As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company as we have deemed appropriate. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

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Essential Therapeutics, Inc.
December 20, 2001
Page 2


     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. We have also assumed that the Company has received the specified consideration for the Shares.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Subject to the foregoing, it is our opinion that (i) the Merger Shares have been duly authorized, and are validly issued, fully paid and nonassessable, and
(ii) the Conversion Shares have been duly authorized and, upon issuance of the Conversion Shares in accordance with the terms of the Company's Series B convertible redeemable preferred stock, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,



/s/ Bingham Dana LLP
Bingham Dana LLP